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EXHIBIT (11) -- COMPUTATION OF EARNINGS PER SHARE

NATIONAL CITY CORPORATION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                         FOR THE CALENDAR YEAR
                                                            ____________________________________________

                                                               1994            1993            1992
                                                           ____________    ____________    ____________
PRIMARY:
___________

   Net Income                                                 $429,434        $403,997        $346,923
     Less Preferred Dividend Requirements                       15,200          15,966          16,000
                                                           ------------    ------------    ------------
   Net Income Applicable to Common Stock                      $414,234        $388,031        $330,923
                                                           ============    ============    ============
   Average Common Shares Outstanding                       153,353,555     161,163,816     158,011,980
                                                           ============    ============    ============
   Net Income Per Share - Primary                                $2.70           $2.41           $2.09
                                                           ============    ============    ============

ASSUMING FULL DILUTION:
_____________________________

   Net income                                                 $429,434        $403,997        $346,923
                                                           ============    ============    ============
   Average Common Shares Outstanding                       153,353,555     161,163,816     158,011,980

   Pro Forma Effect of Assumed Conversion
     of 8% Cumulative Convertible
     Preferred Stock                                         8,941,907       9,455,420       9,535,160

   Pro Forma Average Fully Diluted Common
     Shares Outstanding Assuming Exercise
     of all Outstanding Stock Options as of
     the Beginning of Year or Date of Grant,
     if Later                                                   80,038          64,276         518,232
                                                           ------------    ------------    ------------
   Pro Forma Fully Diluted Common
     Shares Outstanding                                    162,375,500     170,683,512     168,065,372
                                                           ============    ============    ============
   Pro Forma Fully Diluted Net Income
     Per Share                                                   $2.64           $2.37           $2.06
                                                           ============    ============    ============
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